EXHIBIT 99.1

CONTACT:

Press Inquiries Scott Larson Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Inquiries Robert Travis Sycamore Networks, Inc. 978-250-3432 bob.travis@sycamorenet.com

SYCAMORE NETWORKS ELECTS NEW BOARD MEMBER

CHELMSFORD, Mass., July 31, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent networking solutions for fixed line and mobile network operators worldwide, today announced that Robert E. Donahue has been elected to the Sycamore Networks Board of Directors.

Mr. Donahue is president and chief executive officer and a member of the board of directors at Authorize.Net Holdings, Inc., (formerly Lightbridge, Inc.) a leading transaction processing company. Previously, Mr. Donahue provided financial consulting services to KO Instruments, Inc., an electronic instruments manufacturer; and was vice president and general manager, Americas After Market Solutions at Celestica, Inc., an electronics manufacturing services provider.

“We are very pleased to have a person of Mr. Donahue’s caliber join Sycamore’s Board of Directors,” said Desh Deshpande, chairman of the board. “Bob joins us at a very exciting time for the Company and we believe his extensive operational and financial experience in rapidly changing environments will be a valuable asset to the Company.”

Over a 20 year career in high technology, Mr. Donahue has held additional senior executive positions, including president and chief operating officer at Manufacturers Services, Ltd., an electronics manufacturing services company; and chief financial officer at Stratus Computer, Inc., where he was responsible for S2, a wholly owned software subsidiary that sold online transaction processing products and services. Mr. Donahue holds a BA in Economics from the College of the Holy Cross and an MBA from the University of Massachusetts.

“Sycamore is a proven industry leader, and I am honored to be joining the Board of Directors,” said Robert Donahue. “With the growth of content-rich applications driving the need for intelligent bandwidth management, Sycamore’s innovative solutions are well positioned to help network operators evolve their networks to meet new capacity requirements. I’m looking forward to the chance to work with board colleagues to help guide the company into the future.”

Mr. Donahue’s appointment to the Board is effective immediately.

About Sycamore NetworksSycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors, the Company’s inability to file timely periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission and the possible delisting of the Company’s common stock by NASDAQ. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recent Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.